Exhibit 99.1

Selected Financial Data

Staples, Inc. and Corporate Express N.V.

Unaudited Pro Forma Condensed Combined Statement of Income

1. Description of Transaction

In July 2008, Staples, Inc. (“Staples” or the “Company”) acquired Corporate Express N.V. (“Corporate Express”), a Dutch office products distributor with operations in North America, Europe and Australia, through a tender offer for all of its outstanding capital stock.  The acquisition of Corporate Express establishes a contract business in Europe and Canada and increases Staples contract business in the United States.  The acquisition also extends the Company’s geographic reach to Australia and New Zealand.  As a result of the acquisition, the Company added operations in five countries.  The Company now has operations in 27 countries.

At the time the tender offer was fully settled on July 23, 2008, Staples had acquired more than 99% of the outstanding capital stock of Corporate Express.  Staples intends by the end of fiscal year 2009 to acquire the remaining capital of Corporate Express by means of a compulsory acquisition procedure in accordance with the Dutch Civil Code.  In July 2008, Staples also acquired, and subsequently paid off, all of the outstanding 8.25% Senior Subordinated Notes due July 1, 2014 and all of the outstanding 7.875% Senior Subordinated Notes due March 1, 2015 of Corporate Express U.S. Finance Inc., a wholly owned subsidiary of Corporate Express.

The aggregate cash purchase price of 2.8 billion Euros (approximately $4.4 billion, net of cash acquired) for the capital stock and for the repayment of most of Corporate Express’ debt was funded primarily with the sale of notes under the Company’s commercial paper program, which was backstopped by the Company’s $3.0 billion April 2008 credit agreement (“2008 Agreement”); its existing $750 million revolving credit facility; additional funds from the Company’s $400.0 million term credit facility, which was fully repaid in November, 2008; and available cash and short-term investments.

On December 29, 2008, the Company voluntarily terminated $250 million of its borrowing capacity under the 2008 Agreement, which reduced the total commitment from $3.0 billion to $2.75 billion.

On January 15, 2009, the Company issued $1.5 billion aggregate principal amount of notes (the “January 2009 Notes”) due January 15, 2014, with a fixed interest rate of 9.75% payable semi-annually on January 15 and July 15 of each year commencing on July 15, 2009.  The net proceeds of the January 2009 Notes (approximately $1.49 billion) were used to repay the entire balance outstanding under the revolving credit facility, the entire balance outstanding under the 2008 Agreement and a portion of the Company’s outstanding commercial paper obligations.  On January 15, 2009, the Company further reduced its total commitment amount under the 2008 Agreement from $2.75 billion to $1.26 billion.  The reduction was made pursuant to the mandatory commitment reduction provisions of the 2008 Credit Agreement triggered by the receipt of proceeds from the offering of the January 2009 Notes.  As a result of the reduction of the 2008 Agreement, the Company’s commercial paper program is now backstopped by the 2008 Agreement and the revolving credit facility.

The unaudited pro forma condensed combined statement of income reflecting the combination of Staples and Corporate Express is provided for informational purposes only. The pro forma information is not necessarily indicative of what the companies’ results of operations actually would have been had the acquisition been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.  The pro forma information is based on historical consolidated financial information, which has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger and (ii) factually supportable.

The unaudited pro forma condensed combined statement of income was prepared using the purchase method of accounting. Accordingly, the historical consolidated statement of income has been adjusted to give effect to the impact of the consideration issued in connection with the acquisition.  Staples’ cost to acquire Corporate Express has been preliminarily allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of the acquisition.  This allocation is dependent upon certain valuations and other studies that have not been finalized.  Therefore, the purchase price allocation adjustments are preliminary.   Changes to these adjustments could impact the depreciation, amortization and income tax adjustments included in the unaudited pro forma condensed combined statement of income.

The unaudited pro forma condensed combined statement of income includes certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets.  The pro forma adjustments included in the unaudited pro forma condensed combined statement do not reflect any nonrecurring charges, such as restructuring costs or the realization of potential cost savings.  No assurances can be made that Staples will realize efficiencies related to the integration of the businesses sufficient to offset incremental transaction, merger-related, integration and restructuring costs over time.  Cost savings, if achieved, could result from, among other things, the reduction of overhead expenses, changes in corporate infrastructure, consolidated purchasing, sharing of best practices, and logistics network efficiencies.

Staples has reviewed its respective accounting policies and the differences between International Financial Reporting Standards (“IFRS”) and US GAAP and has determined that conforming Corporate Express’ policies to Staples’ policies creates no significant differences that impact the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statement of income for the fiscal year ended January 31, 2009 assumes that the business combination took place on the first day of fiscal 2008.   Staples’ fiscal year is the 52 or 53 weeks ending on the Saturday closest to January 31.  Corporate Express’ fiscal year end is on December 31.   Therefore, the accompanying unaudited pro forma condensed combined statement of income for the fiscal year ended January 31, 2009 combines the historical 52 weeks ended January 31, 2009 statement of income for Staples (which includes the results of Corporate Express since its acquisition on July 2, 2008) and the historical six months ended June 30, 2008 statement of operations for Corporate Express, which represents the period Corporate Express’ results were not consolidated into Staples’ results (see Note 2(j) to the unaudited pro forma condensed combined statement of income).

For the purpose of preparing the unaudited pro forma condensed combined statement of income, Staples used its latest filed consolidated financial statements for the fiscal year ended January 31, 2009 from its Annual Report on Form 10-K filed with the SEC on March 11, 2009.  Staples used Corporate Express’ historical consolidated financial statements for the six months ended June 30, 2008.

You should read this information in conjunction with the:

i.	accompanying notes to the unaudited pro forma condensed combined financial information; and
ii.

separate historical consolidated financial statements of Staples as of and for the fiscal year ended January 31, 2009 included in Staples’ annual report on Form 10-K for the fiscal year ended January 31, 2009.

This unaudited pro forma condensed combined financial information of Staples and Corporate Express contains forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance, synergies and the combined businesses of Staples and Corporate Express. Statements preceded by, followed by or that include words such as “may,” “will,” “expect,” “intend,” “anticipate,” “continue,” “estimate,” “project,” “believe,” “plan” or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described under the heading “Risk Factors” in Staples’ Annual Report of Form 10-K for the fiscal year ended January 31, 2009.  Staples undertakes no obligation to update publicly or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

STAPLES, INC.  AND CORPORATE EXPRESS N.V.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(amounts in thousands, except per share amounts)

Year Ended January 31, 2009

	Staples (a) 1/31/09	Corporate Express (b), (c) , (d) 6/30/08	Pro forma Adjustments		Pro Forma Combined
Sales	$23,083,775	$4,062,302	$(687,651)	(e), (i), (j)	$26,458,426
Cost of goods sold and occupancy costs	16,836,839	3,210,249	(547,040)	(e), (i), (j)	19,500,048
Gross profit	6,246,936	852,053	(140,611)		6,958,378

Operating and other expenses
Selling, general and administrative	4,631,219	766,211	(54,400)	(i), (j)	5,343,030
Integration and restructuring	173,524	—	—		173,524
Amortization of intangibles	70,265	10,489	27,563	(f), (j)	108,317
Total operating expenses	4,875,008	776,700	(26,837)		5,624,871

Operating income	1,371,928	75,353	(113,774)		1,333,507
Other income (expense)	(128,844)	(90,190)	35,837	(g), (i), (j)	(183,197)
Earnings (loss) from continuing operations before income taxes, minority interests and discontinued operations	1,243,084	(14,837)	(77,937)		1,150,310

Income tax expense (income)	428,863	(8,792)	(23,226)	(h), (i), (j)	396,845

Minority interests	8,957	12,559	(2,129)	(j)	19,387
Earnings (loss) from continuing operations	805,264	(18,604)	(52,582)		734,078

Income from discontinued operations	—	—	64,268	(i), (j)	64,268
Net income (loss)	$805,264	$(18,604)	$11,686		$798,346

Earnings per share from continuing operations
Basic earnings per share	$1.15				$1.05
Diluted earnings per share	$1.13				$1.03

Average common stock and common stock equivalent shares outstanding
Basic	698,410				698,410
Diluted	711,527				711,527

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Income.

Note 1. Basis of Pro Forma Presentation

In July 2008, Staples completed its acquisition of substantially all the issued and outstanding shares of Corporate Express. The unaudited pro forma condensed combined statement of income has been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.”

Under the purchase method of accounting, the total estimated purchase price is allocated to Corporate Express’ net tangible and intangible assets based on their estimated fair values as of July 2, 2008, the effective date of the acquisition. The table below represents a preliminary allocation of purchase price based on management’s estimate of the fair values of acquired assets and liabilities, as described in the introduction to this unaudited pro forma condensed combined statement of income (in thousands):

As of July 2, 2008
Current assets (excluding acquired cash)	$2,155,808
Property and equipment	373,073
Other assets	1,014,863
Goodwill	2,599,197
Intangible assets	777,560
Total assets acquired	$6,920,501

Current liabilities	$1,771,548
Long-term debt	151,826
Other long-term liabilities	615,316
Total liabilities assumed	$2,538,690
Net assets acquired, excluding cash	$4,381,811

The purchase price allocation, including an independent appraisal for certain tangible and intangible assets, has been prepared on a preliminary basis based on the information that was available to management at the time the condensed combined statement of income was prepared, and revisions to the preliminary purchase price allocation are expected as additional information becomes available. The Company has not finalized its integration and restructuring plans for Corporate Express, including severance, facility closures, systems consolidation and tax elections, the results of which will impact the final purchase price allocation. This may also include asset impairments related to Staples’ historical operations as its corporate infrastructure and related assets adapt to business changes. These amounts will be recognized in the income statement as integration and restructuring costs. In addition, certain historical tax assets may be negatively impacted by the acquisition, which could result in additional tax expense that would be recognized through an increase in the Company’s effective tax rate.  Upon completion of the fair value assessment, Staples anticipates that the ultimate purchase price allocation may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

Of the total purchase price, $777.6 million has been allocated to definite-lived intangible assets acquired. The amortization related to the amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined statement of income.

The preliminary allocation of the intangible assets included in these pro-forma financial statements is as follows (amounts in thousands):

Description	Estimated fair value	Estimated average useful life
Customer relationships	$668,760	12.3 years
Tradenames	108,800	5.8 years

The value assigned to Corporate Express’ customer relationships was determined by discounting the estimated cash flows associated with the existing customers as of the acquisition date, taking into consideration expected attrition of the existing customer base. The estimated cash flows were based on revenues for those existing customers net of operating expenses and net contributory asset charges associated with servicing those customers. The estimated revenues were based on revenue growth rates and customer renewal rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. Net contributory asset charges were based on the estimated fair value of those assets that contribute to the generation of the estimated cash flows. A discount rate of 11% was deemed appropriate for valuing the existing customer base.

Estimated future amortization expense associated with the intangible assets acquired from Corporate Express at January 31, 2009 is as follows (in thousands):

2009	$77,363
2010	51,888
2011	51,888
2012	51,888
2013	51,888
Thereafter	316,876
$601,791

Note 2. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined statement of income are as follows:

a)	Represents Staples’ historical consolidated statement of income for the fiscal year ended January 31, 2009.

b)	Represents Corporate Express’ historical consolidated statement of income for the six months ended June 30, 2008.

c)

Certain reclassifications have been made to the Corporate Express historical consolidated statement of income for the six months ended June 30, 2008 to conform to the presentation used in the unaudited pro forma condensed combined statement of income.  The reclassifications impact the classification of certain vendor promotional monies and certain occupancy, distribution and delivery expenses, but had no impact on net income.

d)

The results for the six months ended June 30, 2008 include expenses of $124.0 million, net of taxes, related to strategic initiatives and certain transaction costs that were incurred by Corporate Express prior to the acquisition by Staples.

e)

Adjustment to reflect the recognition of sales and cost of goods sold for printing machines sold with repurchase commitments, net of expired repurchase commitments, in accordance with US GAAP. $10.8 million of sales and $8.7 million of cost of goods sold were recognized as the Company was released from the related repurchase obligations.

f)

Adjustment to reflect estimated intangible asset amortization expense of $39.8 million resulting from fair value adjustments to Corporate Express’ intangible assets, less the elimination of historical amortization expense related to Corporate Express intangible assets.

g)

Adjustment to reflect additional interest expense of $37.5 million related to the borrowings under the Company’s commercial paper program, the 2008 Agreement  and the Company’s existing revolving credit facility (which both serve as a backstop to the Company’s commercial paper program) and a $400.0 million term credit facility to partially fund the acquisition of Corporate Express (collectively the “Acquisition Financing”). Estimated interest expense related to the Acquisition Financing was derived based on estimated average prevailing rates in effect for the different instruments during the period indicated.  Interest rates ranged from 2.6% to 5.1%. In addition, the adjustment reflects the elimination of $71.4 million related to the Corporate Express debt that was repaid at the acquisition date.  No adjustment was made to reduce historical interest income to reflect the Company’s use of available cash in this acquisition.  No adjustment was made to reflect interest related to the issuance of the January 2009 Notes. If $1.5 billion of Acquisition Financing were replaced with these January 2009 Notes, the additional interest expense would have increased from $37.5 million to $86.2 million.

h)

Adjustment to apply the effective tax rate of the combined company to the pro forma adjustments.   The effective tax rate is based on the geographic mix of earnings for the combined company and does not reflect tax planning strategies that may be implemented for the combined entity on a prospective basis.

i)

Adjustment to reflect the results of the Veenman business as a discontinued operation under US GAAP.  As a result of this change, the following financial statement line items were adjusted by the amounts below (amounts in thousands):

Year Ended
January 31, 2009
Sales	$25,893
Cost of goods sold and occupancy costs	16,839
Selling, general and administrative	(55,393)
Other income (expense)	77
Income tax expense (income)	256

j)

The operating results of Corporate Express have been included in Staples’ consolidated financial statements since July 2, 2008.  This adjustment reflects the removal of the July operating results for Corporate Express that is included in Staples’ statement of income for the fiscal year ended January 31, 2009 to reflect twelve months of results for Corporate Express in these pro forma statements.

Note 3. Integration and Restructuring Costs

As of January 31, 2009, the Company has recognized integration and restructuring expenses of $173.5 million. These expenses are associated with the integration of Corporate Express with the Company’s pre-existing business and the consolidation of certain of the Company’s operations. Included in integration and restructuring costs is a $123.8 million charge related to the write-down of indefinite lived intangible tradenames associated with the European catalog business. The tradename write-down was the result of the Company’s decision to move toward one global brand with the acquisition of Corporate Express, eliminating over time the legacy Staples brands used in the pre-existing European catalog business. Integration and restructuring costs also include a $26.3 million charge related to the write-down of software and facilities whose use was expected to be limited as a result of the acquisition, $21.7 million of consulting and travel fees and a $1.7 million charge for employee retention.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of income include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets.  The pro forma adjustments included in the unaudited pro forma condensed combined statement do not reflect any nonrecurring charges, such as restructuring costs or the realization of potential cost savings.  No assurances can be made that Staples will realize efficiencies related to the integration of the businesses sufficient to offset incremental transaction, merger-related, integration and restructuring costs over time.  Cost savings, if achieved, could result from, among other things, the reduction of overhead expenses, changes in corporate infrastructure, consolidated purchasing, sharing of best practices, and logistics network efficiencies. Other restructuring costs may also include asset impairments related to Staples’ historical operations as its corporate infrastructure and related assets adapt to business changes. In addition, certain historical tax assets may be negatively impacted by the acquisition, which could result in additional tax expense that would be recognized through an increase in the Company’s effective tax rate. At this time, the Company is in the midst of integration and, therefore, cannot reasonably assert that the above list is complete.  As additional knowledge is gained about the acquired business, other integration and restructuring costs may be identified.